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                                                                      Exhibit 99


                   BEA Systems Adopts Stockholder Rights Plan

               Board Also Authorizes $100 Million Stock Repurchase

SAN JOSE, Calif. - September 17, 2001 - BEA Systems, Inc. (NASDAQ: BEAS), one of the world's leading e-business infrastructure software companies, today announced that its Board of Directors has adopted a Stockholder Rights Plan. Under the plan, the company will issue a dividend of one right for each share of the company's common stock, par value of $0.001 per share, held by stockholders of record as of the close of business on October 12, 2001.

         The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. BEA Systems added that the plan was not adopted in response to any attempt to acquire the company, and that it is not currently aware of any such efforts.

         Each right will initially entitle stockholders to purchase a fractional share of the company's preferred stock for $150.00. The rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. If a person or group acquires, or announces a tender or exchange offer that would result in the acquisition of, 15 percent or more of the company's common stock while the stockholder rights plan remains in place, the rights will become exercisable, unless redeemed for $0.001 per right, by all rights holders except the acquiring person or group, for shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

         The Company also announced on Friday, September 14, 2001, that its Board of Directors has approved an authorization to repurchase up to $100 million of its common stock, effective immediately. The repurchased shares will be used for general corporate purposes, including the

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share issuance requirements of the Company's employee stock option and purchase plans. Any share repurchases under this authorization may be made, from time-to-time, in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice.

About BEA

         BEA Systems, Inc. (NASDAQ: BEAS) is one of the world's leading e-business infrastructure software companies, with more than 11,000 customers around the world, including the majority of the Fortune Global 500. BEA and its WebLogic(R) brand are among the most trusted names in e-business. Businesses built on the award-winning BEA WebLogic E-Business Platform(TM) are reliable, highly scalable, and poised to bring new services to market quickly. BEA's e-business platform is the de facto standard for more than 2,100 systems integrators, independent software vendors (ISVs) and application service providers (ASPs) to provide complete solutions that fast-track and future-proof e-businesses for high growth and profitability. Headquartered in San Jose, Calif., BEA has 93 offices in 34 countries and is on the Web at www.bea.com.

Public Relations Contact:

Bill Klein, Chief Financial Officer
+1-408-570-8784

Kevin Faulkner, Vice President - Investor Relations
+1-408-570-8293

Kathy Maag, Director - Corporate Public Relations
+1-408-570-8727

Legal Notice Regarding Forward-Looking Statements

         Some of the statements in this press release are forward-looking, including statements regarding the implementation of the stockholder rights plan, BEA's stock repurchase program, the amount of shares purchased thereunder and the use of such shares. BEA's actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties BEA faces that could cause results to differ materially include risks associated with: fluctuations in BEA's share price (particularly in light of the suspension of trading in the U.S. financial markets over the last four days), quarterly fluctuation in customer spending due to economic and other factors, dependence on growth of the markets for BEA's products, competition, dependence on acceptance of BEA's products by channel partners, dependence on success of BEA's channel partners, market acceptance of BEA's products, integration of past and future acquisitions, length of BEA's sales cycle, dependence on hiring key personnel, rapid technological change, dependence on new product introductions and enhancements, potential software defects, and significant leverage and debt service requirements. Readers should also refer to the section entitled "Factors That May Impact Future Operating Results" in BEA's Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2001, as well as similar disclosures in subsequent BEA

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periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to BEA today. BEA assumes no obligation to update them.

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BEA, Tuxedo, and WebLogic are registered trademarks and BEA WebLogic Server, BEA
WebLogic Enterprise, BEA WebLogic Commerce Server, BEA WebLogic Personalization Server, BEA Portal Framework, BEA WebLogic Integration, BEA WebLogic Portal, BEA Campaign Manager for WebLogic, BEA WebLogic E-Business Platform, and How
Business Becomes E-Business